UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) March 30, 2005

Hungarian Telephone and Cable Corp.
(Exact name of Registrant as specified in its charter)

Delaware 1-11484 13-3652685
(State or other jurisdiction of incorporation) (Commission File Number) (IRS Employer Identification No.)

1201 Third Avenue, Suite 3400 Seattle, WA 98101-3034
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (206) 654-0204

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On March 30, 2005, the Registrant awarded Ole Bertram, the Registrant's President and Chief Executive Officer, an annual cash bonus of $100,000. The Registrant also set Mr. Bertram's annual base cash compensation (including housing allowance) for 2005 at EUR 310,000.

Item 5.01 Changes in Control of Registrant

On March 30, 2005, TDC A/S reached an agreement to purchase Ashmore Investment Management's entire equity holdings in the Registrant for $79.9 million. Ashmore owns 2,750,936 shares of the Registrant's common stock (purchase price $53,643,252); warrants to purchase 2,500,000 shares of the Registrants common stock at $10 per share with an expiration date of March 31, 2007 (purchase price $23,750,000); and 12,000 shares of the Registrant's preferred stock which are convertible into 120,000 shares of the Registrant's common stock (purchase price $2,540,040). TDC owns 41% of the Registrants' outstanding common stock. Following the closing of this transaction, which is expected to close on April 12, 2005, TDC will own 63% of the Registrant's outstanding common stock and 66% of the Registrant's outstanding common stock on a fully diluted basis.

TDC has also agreed to purchase notes issued by the Registrant in the principal amount of $25 million that Ashmore currently holds. TDC will purchase the notes at face value ($25,000,000).

The Registrant expects that TDC will use its own investment funds for the transaction. TDC and Ashmore had a shareholders' agreements which will be terminated. TDC and Ashmore have agreed to take such actions as are necessary to cause a majority of the Board of Directors of the Registrant to be constituted with individuals designated by TDC. On or after the closing date, when directed by TDC, Ashmore shall ensure that their representatives on the Registrant's Board of Directors resign from the Registrant's Board of Directors.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

5.02(b) As a result of the transaction described above between TDC and Ashmore, Ashmore's representatives on the Registrant's Board of Directors, Robert Barnes and Michael Fortier, will resign from the Board of Directors following the closing of the Ashmore/TDC transaction which is expected to close on April 12, 2005. On March 30, 2005, the Registrant's Board of Directors set the slate of nominees for the 2005 - 2006 board term which will be submitted to the Registrant's stockholders on May 19, 2005 at the Registrant's annual meeting of stockholders. In addition to the imminent resignations from the Board of Messrs. Barnes and Fortier, Torben Holm, the Chairman of the Board of Directors of the Registrant, notified the Board of Directors that he will serve out the remainder of his term but will not be a nominee for reelection for the 2005 to 2006 Board term. Mr. Holm is employed by TDC and one of TDC's two representatives currently serving on the Registrant's Board of Directors. While Mr. Holm will remain employed by TDC, TDC has designated Kim Frimer, another TDC employee, to replace Mr. Holm as one of TDC's nominees for election to serve on the Registrant's Board of Directors for the 2005 to 2006 term. TDC has also nominated another TDC employee, Christian Eyde Moller, for election to the Registrant's Board of Directors for the 2005 to 2006 term. The remaining current directors (Ole Bertram, Jesper Helmuth Larsen, John B. Ryan and William E. Starkey) will be nominees for reelection to the Registrant's Board of Directors for the 2005 to 2006 term.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

HUNGARIAN TELEPHONE AND CABLE CORP.

Date: April 4, 2005 By: /s/ Peter T. Noone

Peter T. Noone

General Counsel